Exhibit 10.1

[***] Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6)

EXHIBIT C

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

IMARA INC.

and

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A., COLLECTIVELY, AS RIGHTS AGENT

Dated as of February 23, 2023

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of February 23, 2023 is entered into by and among Imara Inc. a Delaware corporation (“Public Company”), and Computershare, Inc., a Delaware corporation and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Rights Agent”).

PREAMBLE

WHEREAS, Public Company, Iguana Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Public Company (“Merger Sub”), and Enliven Therapeutics, Inc., a Delaware corporation (“Merger Partner”), have entered into an Agreement and Plan of Merger, dated as of October 13, 2022 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into Merger Partner (the “Merger”), with Merger Partner surviving the Merger as a wholly-owned subsidiary of Public Company (the “Surviving Corporation”);

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Public Company has agreed to provide to the Holders (as defined herein), who shall initially be Persons who are stockholders of Public Company as of the close of business on the last Business Day prior to the day on which the Effective Time occurs, contingent value rights as hereinafter described, by way of a dividend or distribution consistent with the Merger Agreement; and

WHEREAS, the parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Public Company and to make this Agreement a valid and binding agreement of Public Company, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of at least 25% of the outstanding CVRs as set forth on the CVR Register.

“Asset Purchase Agreement” means the certain Asset Purchase Agreement by and between Public Company and Cardurion Pharmaceuticals, Inc., dated as of September 6, 2022.

“Assignee” has the meaning set forth in Section 7.5

“Calendar Quarter” means the successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31, in each case, during the CVR Period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to this Agreement.

“CVR Payment” means the CVR Proceeds for a given payment.

“CVR Period” means the period beginning immediately following the Effective Time and ending on the fifteenth anniversary of the Closing Date.

“CVR Proceeds” means the amount of Gross Proceeds received by Public Company, less the applicable accrued but unsatisfied and reasonably documented Permitted Deductions, in each case as calculated in accordance with GAAP using the policies, methodologies, processes and procedures used to prepare Public Company’s then most recent year-end financial statements.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Gross Proceeds” means a cash milestone payment or any other cash payment actually paid to Public Company during the CVR Period (a) pursuant to the Asset Purchase Agreement or (b) pursuant to any Legacy Asset Disposition Agreement (as defined in the Merger Agreement) that was entered into in compliance with the terms of the Merger Agreement.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(f).

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Public Company, in their respective official capacities.

“Permitted Deductions” means the following, without duplication:

(a)    any applicable Taxes (including any applicable value added or sales taxes) imposed on the Gross Proceeds and payable by Public Company or any of its Affiliates and any income or other Taxes payable by Public Company or any of its Affiliates that would not have been incurred by Public Company or its Affiliates for the taxable year of receipt or accrual of the Gross Proceeds but for the Gross Proceeds having been received or accrued by Public Company or its Affiliates; provided that, for purposes of calculating income Taxes incurred by Public Company and its Affiliates with respect to Gross Proceeds, any such income Taxes shall be computed (i) after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) actually available to Public Company or its Affiliates (owned prior to the Merger) (and not, for the avoidance of doubt, the Surviving Corporation) as of the Closing Date, (A) to the maximum extent permitted by law to offset such Gross Proceeds after taking into account any limits on the usability of such attributes, including under Section 382 or other applicable provisions of the Code or similar state, local, or other Tax laws, and (B) as reasonably determined by a nationally recognized tax advisor, and (ii) assuming for this purpose that the only items of gross income of Public Company and its Affiliates after the Closing Date are the Gross Proceeds (and that the Gross Proceeds are includable in the income of Public Company or any of its Affiliates no later than the taxable year that includes the corresponding CVR Payment and taxable at the highest U.S. federal, state, local or other income Tax rate applicable to the Public Company and its Affiliates for such year);

(b)    any Loss (as defined below) incurred, suffered, sustained, or paid by Public Company or any of its Affiliates arising out of, related to, or in connection with this Agreement (other than as a result of Public Company’s failure to comply with the terms of this Agreement or as a result of Public Company’s negligence or willful misconduct with respect to the performance of this Agreement, occurring after the Effective Time), the Asset Purchase Agreement, any Legacy Asset Disposition Agreement or any of the transactions contemplated thereby, including (i) in respect of its performance of this Agreement, the Asset Purchase Agreement, or any Legacy Asset Disposition Agreement, and (ii) any indemnification obligations set forth in the Asset Purchase Agreement or any Legacy Asset Disposition Agreement; and

(c)    any Liabilities that should have been, but were not, deducted from Public Company Net Cash pursuant to parts (1) through (4) of clause (B) of such definition, but only if the aggregate amount of such Liabilities exceeds three hundred and seventy-five thousand dollars ($375,000) (such amount, the “Threshold”), and once such amount exceeds the Threshold, the entire amount of such Liabilities shall be counted in the deduction pursuant to this clause (c), including all those amounts that comprised any portion of the Threshold.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death of a Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (v) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company (“DTC”); (vii) to Public Company or its Affiliates; or (viii) as provided in Section 2.6.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1    Holders of CVRs; Appointment of Rights Agent.

(a)    The CVRs shall be issued and distributed by Public Company in the form of a dividend, in connection with the Merger, to the Persons who, as of the close of business on the last Business Day prior to the day on which the Effective Time occurs, are stockholders of Public Company.

(b)    Public Company hereby appoints the Rights Agent to act as rights agent for Public Company in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2    Non-transferable.

A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)    Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b)    The Rights Agent will maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering the CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for the Rights Agent representing all of the CVRs provided to the holders of shares of Public Company Common Stock held immediately prior to Closing.

(c)    Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “Signature Guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, ascertain that the Transfer instrument is in proper form and the Transfer on its face is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Public Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void. Public Company and the Rights Agent shall not be responsible for any costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax).

(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4    Payment Procedures.

(a)    On the later of the date that is (i) fifteen (15) months following the Closing (as defined in the Asset Purchase Agreement), and (ii) forty-five (45) days following the end of any Calendar Quarter in which Gross Proceeds are actually received by the Public Company (each a “Payment Deadline”), Public Company shall (i) deliver to the Rights Agent, a certificate (each, a “CVR Certificate”) certifying to and specifying in reasonable detail the aggregate amount of (A) the Gross Proceeds received by Public Company or its Affiliates during such Calendar Quarter (or such earlier period, as applicable); (B) the CVR Proceeds for such Calendar Quarter (or such earlier period, as applicable), including the Permitted Deductions reflected in such CVR Proceeds; and (C) the CVR Payment payable to Holders, if any, in respect of such CVR Proceeds, and (ii) deliver to the Rights Agent, or as the Rights Agent directs, the aggregate CVR Payment (if any) by wire transfer of immediately available funds to an account designated by the Rights Agent. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount equal to the product determined by multiplying (i) the quotient determined by dividing (A) the applicable CVR Payment by (B) the total number of CVRs registered in the CVR Register at such time, by (ii) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt, Public Company shall have no further liability in respect of the relevant CVR Payment (or the applicable Gross Proceeds or CVR Proceeds) upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Public Company’s obligations set forth in this Section 2.4(a). The Rights Agent shall have no liability with respect to any invalidity of this Agreement or the CVR Certificates (except as to the Rights Agent’s countersignature, by either manual or facsimile signature, thereon). The Rights Agent shall have no obligation under this Agreement to calculate, the CVR Payments due to Holders, nor shall the Rights Agent have any duty or obligation to investigate or confirm whether the Company’s determination of the CVR Payments due to Holders is accurate or correct.

(b)    For U.S. federal income and other applicable Tax purposes, the parties hereto agree to treat (i) the issuance of the CVRs as a distribution of property (and not debt or equity of Public Company) by Public Company to the stockholders of Public Company governed by Section 301 of the Code and (ii) the amount of any CVR Payment as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Public Company in respect of Public Company stock (collectively, the “Intended Tax Treatment”). Consistent with the Intended Tax Treatment, Public Company will send, or cause to be sent, IRS Forms 1099-DIV to all Holders notifying them of the portion of the CVR value that is a nondividend distribution (or a dividend to the extent of Public Company’s current or accumulated earnings and profits) for U.S. federal income Tax purposes. The parties hereto will not take any position contrary to the Intended Tax Treatment on any Tax Return or for other Tax purposes, except as may be required by a change in applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, in each case, after the date hereof. Public Company will independently retain and pay for the services of a third-party valuation firm to determine the fair market value of the CVRs and Public Company will utilize such fair market value for purposes of all Tax reporting (including on IRS Forms 1099-DIV) with respect to the CVRs.

(c)    Public Company and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any CVR Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and timely and properly remitted to the applicable taxing authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, in order to avoid or reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(d)    Any portion of a CVR Payment that remains undistributed to the Holders at such time as such portion could be properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar applicable Law (including by means of invalid addresses on the CVR Register) will be delivered by the Rights Agent to Public Company or a person nominated in writing by Public Company (with written notice thereof from Public Company to the Rights Agent), who shall be permitted to permanently retain such amounts and each of the applicable Holders will thereafter irrevocably forfeit any rights to such amounts. The Rights Agent shall have no liability for the CVR Payments described in this Section 2.4(d).

(e)    All funds (if any) received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Public Company and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Public Company. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank or financial institution or other Person. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Public Company, any Holder or any other Person.

Section 2.5    No Voting, Dividends or Interest.

(a)    CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b)    CVRs will not represent any equity or ownership interest in Public Company or any of its Affiliates (including in the Surviving Corporation). The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Public Company or any of its Subsidiaries or of the Surviving Corporation.

(c)    By voting in favor of the adoption of the Merger Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger and receiving the benefits thereof, including the receipt of CVRs in connection therewith and any consideration payable in connection with the CVRs, each Holder hereby acknowledges and agrees that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Public Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Gross Proceeds that may be the subject of a CVR Payment. It is further acknowledged and agreed that neither Public Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(c) is an essential and material term of this Agreement.

Section 2.6    Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Public Company or a person nominated in writing by Public Company (with written notice thereof from Public Company to the Rights Agent) without consideration or compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Public Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Public Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.7    No Obligations of Public Company.

Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (A) Public Company and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Public Company and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Public Company and its Affiliates and its and their stockholders, rather than the interest of the Holders (except that Public Company shall use commercially reasonable efforts to collect amounts actually due and payable under the Asset Purchase Agreement or any Legacy Asset Disposition Agreement), (B) none of Public Company or any of its Affiliates shall have any obligation to own, operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of their business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Legacy Asset Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions, and (C) none of Public Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the CVR’s. Public Company shall not amend the Asset Purchase Agreement or any Legacy Asset Disposition Agreement in a manner adverse to the Holders without the consent of the Majority of Holders.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1    Certain Duties and Responsibilities.

(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the fraud, willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Public Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, except in the case of fraud, willful misconduct, bad faith or gross negligence of the Rights Agent. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b)    The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Public Company or the Surviving Corporation. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2    Certain Rights of Rights Agent.

(a)    The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)    The Rights Agent may rely and will be protected and held harmless by Public Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Public Company.

(c)    The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of fraud, willful misconduct, bad faith or gross negligence (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(d)    Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(e)    The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f)    Public Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any claim, loss, liability, damage, deficiency, tax (other than income, receipt, franchise or similar taxes), judgment, award, settlement, fine, penalty, interest, fee, cost, or expense, including fees, costs, or expenses of attorneys, accountants, financial advisors, brokers, finders, consultants, and other professionals (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of, related to, or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of, related to, or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from any fraud, willful misconduct, bad faith or gross negligence of the Rights Agent.

(g)    In addition to the indemnification provided under Section 3.2(g), Public Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Public Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

(h)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(i)    The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing, subject to the liability limitations set forth herein.

(j)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Public Company, the Surviving Corporation or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(k)    Public Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(l)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Public Company only.

(m)    The Rights Agent shall act hereunder solely as agent for Public Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Public Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Public Company.

(n)    The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any Law or any interpretation of the same even though such Law may thereafter have been altered, changed, amended or repealed.

(o)    The Rights Agent shall not be liable or responsible for any failure of Public Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable Law.

(p)    The obligations of Public Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3    Resignation and Removal; Appointment of Successor.

(a)    The Rights Agent may resign at any time by written notice to Public Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)    Public Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)    If the Rights Agent resigns, is removed or becomes incapable of acting, Public Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Public Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)    Public Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Public Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be transmitted at the expense of Public Company. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(e)    Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Public Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)    The Rights Agent will reasonably cooperate with Public Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4    Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Public Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Public Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights (except for rights that survive the predecessor Rights Agent’s removal, resignation or replacement), powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1    List of Holders.

Public Company will furnish or cause to be furnished to the Rights Agent, in a form reasonably acceptable to the Rights Agent, the names and addresses of the initial Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2    Books and Records. Until the end of the CVR Period, Public Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments payable hereunder (including the calculation of the Permitted Deductions) in accordance with the terms specified in this Agreement.

Section 4.3    Audits. Subject to reasonable advance written notice from the Acting Holders and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Acting Holders (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, which confidentiality/nonuse agreement shall not prohibit the Acting Holders from communicating any such information with the Holders who have a need to know such information, provided that any such recipients are subject to confidentiality obligations with respect thereto, Public Company shall permit the Acting Holders and the Accountant, acting as agent of the Acting Holders, to have access during normal business hours to the books and records of Public Company as may be reasonably necessary to audit the calculation of any CVR Payment and the Permitted Deductions. Notwithstanding anything in this Agreement to the contrary, in no event shall Public Company be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party pursuant to this Agreement.

ARTICLE 5

AMENDMENTS

Section 5.1    Amendments Without Consent of Holders.

(a)    Public Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent) enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders,

(i)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)    subject to Section 6.1, to evidence the succession of another person to Public Company and the assumption of any such successor of the covenants of Public Company outlined herein in a transaction contemplated by Section 6.1;

(iii)    as Public Company may reasonably determine to be necessary or appropriate to ensure that CVRs are not subject to registration under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(iv)    as Public Company may reasonably determine to be necessary or appropriate to ensure that Public Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(v)    to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Public Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(vi)    as Public Company may reasonably determine to be necessary or appropriate to ensure that Public Company complies with applicable Law; or

(vii)    as Public Company may reasonably determine to facilitate the administration or performance of obligations under this Agreement and does not adversely affect the Holders.

(b) Promptly after the execution by Public Company of any amendment pursuant to this Section 5.1, Public Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2    Amendments with Consent of Holders.

(a)    In addition to any amendments to this Agreement that may be made by Public Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Majority of Holders, Public Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)    Promptly after the execution by Public Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Public Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3    Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from the Chief Executive Officer, the Chief Financial Officer, or any other such officers of Public Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1    Public Company May Not Consolidate, Etc. Public Company shall not consolidate with or merge into any other Person or convey, transfer or lease its all or substantially all of its properties and assets to any Person or transfer all or substantially all of its business to any Person, unless:

(a)    the Person formed by such consolidation or into which Public Company is merged, the Person that acquires the properties and assets of Public Company substantially as an entirety or the Person that acquires by conveyance or transfer, or that leases, the Public Company substantially as an entirety (the “Surviving Person”) shall assume payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Public Company to be performed or observed; and

(b)    Public Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2    Successor Substituted.

Upon any consolidation of or merger by Public Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Public Company under this Agreement with the same effect as if the Surviving Person had been named as Public Company herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1    Notices to Rights Agent and to Public Company.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person, by Fedex or other internationally recognized overnight courier service or, (except with respect to any Person other than the Rights Agent), by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile: (781) 575-4210

if to Public Company, to:

Enliven Therapeutics, Inc.

6200 Lookout Road

Boulder, CO 80301

Email: [***]

with a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati, P.C.

Attention: Tony Jeffries

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2    Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3    Entire Agreement.

As between Public Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4    Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5    Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Public Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Public Company’s prior written consent. Public Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6    Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Public Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Public Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders and/or Acting Holders, in accordance with this agreement and as the case may be, will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7    Governing Law.

This Agreement and the CVRs all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of, related to, or in connection with this Agreement or the CVRs or the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement (collectively, “Relevant Matters”) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 7.8    Jurisdiction.

Each of the parties to this Agreement (and by accepting the CVRs the Holders), (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of, related to, or in connection with any Relevant Matter, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of, related to, or in connection with any Relevant Matter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1 or Section 7.2 of this Agreement. Nothing in this Section7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 7.9    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO (AND BY ACCEPTING THE CVR’S, THE HOLDERS) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH ANY RELEVANT MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10    No Fiduciary Obligations

Each of Public Company and the Rights Agent acknowledges and agrees that the other party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective Affiliates, officers, directors or controlling Persons. The only obligations of Public Company and the Rights Agent to each other and their Affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

Section 7.11    Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Public Company.

Section 7.12    Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.13    Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Sections 3.1 and 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earlier to occur of payment to Public Company of the last milestone or other consideration under the Asset Purchase Agreement or Legacy Asset Disposition Agreement, as applicable, and (ii) expiration of the CVR Period. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.14    Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Public Company or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.15    Construction.

(a)    For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)    The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)    Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Public Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Public Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e)    All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

IMARA INC.

By: /s/ Rahul Ballal
Name: Rahul Ballal
Title: Consultant

COMPUTERSHARE TRUST COMPANY, N.A. COMPUTERSHARE INC.,

By: /s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Corporate Actions Manager